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                                                                    EXHIBIT 23.3

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AdvancePCS (formerly Advance Paradigm, Inc.) for the registration of 7,300,000 shares of its Class A common stock, and to the incorporation by reference therein of our reports dated January 14, 1999 and April 21, 2000 (except Note 12 to the April 21, 2000 report, as to which the date is June 15, 2000), with respect to the consolidated financial statements and schedules of PCS Holding Corporation and Subsidiaries included in Advance Paradigm, Inc.'s Form 8-K/A dated October 26, 2000, filed with the Securities and Exchange Commission.


                                             ERNST & YOUNG LLP


Phoenix, Arizona
May 22, 2001